Exhibit 99.2

Electro Energy Appoints Larry Schafran to its Board of Directors

DANBURY, CT — (MARKET WIRE) — Nov 28, 2006 — Electro Energy Inc. (NASDAQ:EEEI), a developer and manufacturer of advanced rechargeable batteries, announced today that it has appointed Lawrence G. Schafran to its Board of Directors effective immediately. The appointment increases the total number of directors to eight, of which six are independent. . Mr. Schafran will serve on the Company’s Audit Committee. Mr. Schafran has extensive experience in the financial markets, corporate governance and is a member of the Board of Directors of several other publicly-traded companies.

Mr. Schafran currently is Managing General Partner of Providence Recovery Partners, a New York-based investment fund. He also serves as a Director and Audit Committee Chairman of PubliCARD, Inc., and Tarragon Corporation (NASDAQ: TARR), both publicly traded companies. In recent years, Mr. Schafran served in several capacities including as a Trustee, Chairman/Interim-CEO/President and Co-Liquidating Trustee of the Special Liquidating Trust of Banyan Strategic Realty Trust; Director/Chairman of the Executive Committee of Dart Group Corporation, Shoppers Food Warehouse, Inc. and COMSAT Corporation and was recently appointed as a Director of RemoteMDx, Inc. (OTCBB: RMDX), where he chairs the Audit Committee.

“We are pleased that Larry has agreed to join Electro Energy’s Board of Directors,” said Michael E. Reed, CEO of Electro Energy. “He brings a wealth of capital markets experience to the Company. We believe that Larry’s presence on our Board will help us to attract additional experienced executives to support the next phase of our growth.”

About Electro Energy Inc.

Electro Energy Inc., headquartered in Danbury, Connecticut, was founded in 1992 to develop, manufacture and commercialize high-powered, rechargeable bipolar nickel-metal hydride batteries for use in a wide range of applications. Its Colorado Springs operation supplies aerospace-grade high quality nickel cadmium batteries and components for satellites, aircraft and other specialty applications. EEEI is also developing high power lithium rechargeable batteries utilizing the Company’s proprietary bi-polar design. EEEI has recently acquired significant manufacturing assets near Gainesville, Fla., to accelerate commercialization of its battery technology. For further information, please visit www.electroenergyinc.com .

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the companies, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in certain of Electro Energy Inc.‘s Securities and Exchange Commission filings available at http://www.sec.gov . Contact: Andrew Hellman, CEOcast, Inc. for Electro Energy at (212) 732-4300